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                                                                    EXHIBIT 4(h)

                     FIFTH AMENDMENT TO NOTE AGREEMENTS


          FIFTH AMENDMENT TO NOTE AGREEMENTS, dated as of September 22, 1995, by and between THE STANDARD PRODUCTS COMPANY, an Ohio corporation (the "Company"), and NATIONWIDE LIFE INSURANCE COMPANY and EMPLOYERS LIFE INSURANCE COMPANY OF WAUSAU (collectively, the "Purchasers").

                          WITNESSETH THAT:

          WHEREAS, the Company and each of the Purchasers entered into a separate Note Agreement dated as of June 30, 1989, as amended by the First Amendment to Note Agreement dated as of February 22, 1991, the Second Amendment to Note Agreement dated as of June 30, 1991, the Third Amendment to Note Agreement dated as of January 19, 1993, and the Fourth Amendment to Note Agreement dated as of January 31, 1995 (collectively, the "Note Agreements"), and under and subject to the terms and provisions of the Note Agreements, the Company has issued its Senior Notes payable to the Purchasers; and

          WHEREAS, the Company, Oliver Rubber Company ("Oliver"), Holm Industries, Inc. ("Holm"), 5 Rubber Corporation ("5 Rubber"), and The
Standard Products Funding Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (the "Receivables Subsidiary"), desire to enter into a Purchase and Sale Agreement that will provide, among other matters: for the sale by the Company, Oliver, Holm and 5 Rubber (each an "Originator"), and the purchase by the Receivables Subsidiary, of all the receivables and related assets ("Receivables") then and thereafter owned by the Originators at a purchase price equal to the face amount thereof less certain discounts (including program and other expenses); for a portion of the purchase price owed by the Receivables Subsidiary for the Receivables purchased from the Originators to be payable in the form of a promissory note; and for the Originators to borrow money from time to time from the Receivables Subsidiary; and

          WHEREAS, the Company and the Receivables Subsidiary desire to enter into a Receivables Purchase Agreement among the Receivables Subsidiary, the Company, Clipper Receivables Corporation, State Street Boston Capital Corporation and National City Bank that will provide, among other matters: for the sale by the Receivables Subsidiary, and the purchase by Clipper Receivables Corporation, of interests in the Receivables purchased from the Originators at a purchase price equal to the face amount thereof less certain discounts (including reserves); representations and warranties by the Company and the Receivables Subsidiary; affirmative and negative covenants of the Company and the Receivables Subsidiary, including certain reporting requirements and financial covenants of the Receivables Subsidiary and of the Company and its subsidiaries; the appointment of the Company as Master Servicer to collect the Receivables; the grant of a security interest in the Receivables; liquidation events; and

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indemnification obligations of the Company and the Receivables Subsidiary; and

          WHEREAS, the parties desire to amend the Note Agreements;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

          1.   Effect of Amendments; Definitions.

          Each of the Note Agreements shall be and hereby is amended as provided in Section 2 hereof. Except as expressly amended in Section 2 hereof, the Note Agreements shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in each of the Note Agreements, the terms "Note Agreement", "Agreement", "this Agreement", "herein", "hereinafter", "hereto", "hereof", and words of similar import shall, unless the context otherwise requires, mean that Note Agreement as amended and modified by this Amendment. Capitalized terms used but not defined in this Amendment (including the recitals hereto) shall have the meanings given to them in the respective Note Agreements.

          2.   Amendments.

          (a) Section 5.7(a)(3)(ii) of the Note Agreements is hereby deleted and the following is substituted therefor:


          "(ii) in the case of the issuance of any Debt of a Subsidiary or any Funded Debt of the Company secured by liens permitted by
          Section 5.8(i), the aggregate amount of (x) all Debt of Subsidiaries plus (y) the aggregate amount of all Debt of the Company secured by liens permitted by Section 5.8(i), shall not exceed 20% of Consolidated Net Stockholder's Equity; provided, however, that at any time that the Company or any Subsidiary has outstanding any Receivables Obligations (as that term is defined in the definition of Indebtedness), the foregoing aggregate amount shall not exceed 16% of the Consolidated Net Stockholders Equity."



          (b) Section 5.8(e) of the Note Agreements is hereby deleted and the following is substituted therefor:

          "(e) mortgages, liens or security interests (i) securing Indebtedness of a Subsidiary to the Company or to another Subsidiary or (ii) on or in any Receivables of a Subsidiary that secure or purport to secure or otherwise relate to any Receivables Obligations (as that term is



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          defined in the definition of Indebtedness) of that Subsidiary, but only to the extent those Receivables Obligations do not exceed the Receivables Obligations Cap;"

          (c) Section 5.8(i) of the Note Agreements is hereby amended by deleting the phrase "(other than (A) Debt of a Subsidiary outstanding as of July 2, 1989 and described on Annex B to Exhibit B hereto and (B) Silent Channel Debt to the extent Silent Channel Debt does not exceed 12,500,000 pounds), shall not exceed an amount equal to 10% of Consolidated Tangible Net Worth" and inserting in lieu thereof the following "shall not exceed an amount equal to 20% of Consolidated Net Stockholder's Equity; provided, however, that at any time that the Company or any Subsidiary has outstanding any Receivables Obligations (as that term is defined in the definition of Indebtedness), the foregoing aggregate amount shall not exceed 16% of the Consolidated Net Stockholders Equity."

          (d) Section 5.9(a)(3) of the Note Agreements is hereby deleted and the following is substituted therefor:

          "(3) any Subsidiary may sell, transfer or otherwise dispose of all or any substantial part of its assets to the Company or any Subsidiary, the Company may sell, transfer or otherwise dispose of all or any part of its Receivables to any Subsidiary, and any Subsidiary may sell, transfer or otherwise dispose of Receivables to any Person, whether such sale is with or without recourse, if the obligations of such Subsidiary to the purchaser thereof in respect of such sale, transfer or disposition are Receivables Obligations (as that term is defined in the definition of Indebtedness) of that Subsidiary, but only to the extent those Receivables Obligations do not exceed the Receivables Obligations Cap."

          (e) Clauses (i) and (ii) of the last paragraph in Section 5.9 of the Note Agreements is hereby deleted and the following is substituted therefor:

          "(i) during the same fiscal year, exceeds (a) 15% of the Consolidated Total Assets or (b) if during that fiscal year the Company or any Subsidiary has outstanding any Receivables Obligations (as that term is defined in the definition of Indebtedness), 10% of the Consolidated Total Assets or (ii) since the date of this Agreement exceeds (a) 25% of Consolidated Total Assets or (b) if the Company or any Subsidiary has outstanding any Receivables Obligations (as that term is defined in the definition of Indebtedness), 20% of the Consolidated Total Assets, determined, in each case, as of the end of the immediately preceding fiscal year."

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          (f) Section 8.1 of the Note Agreements is hereby amended as follows:

          1. The definition of Indebtedness is amended by inserting the following at the end of that definition:

               "In addition, there shall be excluded from the definition of Indebtedness any obligation of a Subsidiary arising from the sale by that Subsidiary of Receivables to any other Person, whether on a recourse or nonrecourse basis, that for purposes of generally accepted accounting principles is not classified upon the balance sheet of that Subsidiary as a liability of that Subsidiary (such obligations hereinafter referred to as "Receivables Obligations")."

          2. The following definitions are inserted in alphabetical order:

          "Receivables" means any right to payment from a Person, whether constituting an account, chattel paper, instrument or general intangible, arising from the sale of merchandise or provision of services by the Company or any Subsidiary, and includes the right to payment of any interest or finance charges and other obligations of such Person with respect thereto, together with the following: (a) all rights to, but not any obligations under, all related contracts or agreements pursuant to or under which such Person is obligated to make payments with respect to the sale of goods or provision of services; (b) all security interests, liens, guarantees, and other agreements or arrangements of any nature whatsoever from time to time supporting or securing any such right to payment; (c) all books and records evidencing or otherwise relating to the foregoing; and (d) all collections and other proceeds, including insurance policies, relating to any of the foregoing.

          "Receivables Obligations Cap means, with respect to the portion of the Receivables Obligations that would correspond to principal if those Receivables Obligations were treated as indebtedness for purposes of generally accepted accounting principles, an amount equal to Fifty Million Dollars ($50,000,000), which amount may be increased by Five Million Dollars ($5,000,000) during each fiscal year of the Company commencing July 1, 1996 and July 1, 1997 so long as no Event of Default has occurred and is continuing at the time of that increase."

          3.   Miscellaneous.

          (a) This Amendment shall be construed in accordance with and governed by the laws of the State of Ohio, without reference to principles of conflicts of law.

          (b) This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

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          IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers as of the day and year first above written.

                                        THE STANDARD PRODUCTS COMPANY

                                        By: /s/  Charles F. Nagy
                                           ------------------------------
                                        Title:  Treasurer
                                               --------------------------

                                        NATIONWIDE LIFE INSURANCE COMPANY

                                        By: /s/  Jeffrey G. Milburn
                                           -------------------------------------
                                        Title: Jeffrey G. Milburn
                                              ----------------------------------
                                               Vice President
                                               Corporate Fixed-Income Securities

                                        EMPLOYERS LIFE INSURANCE COMPANY OF
                                           WAUSAU

                                        By:/s/   Jeffrey G. Milburn
                                           -------------------------------------
                                        Title: Jeffrey G. Milburn
                                              ----------------------------------
                                               Attorney-in-fact


                  A SIMILAR AGREEMENT HAS BEEN EXECUTED WITH
                      THE AID ASSOCIATION FOR LUTHERANS


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